UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 26, 2013

Date of Report (Date of earliest event reported)

Cascade Technologies Corp.

(Exact name of Registrant as specified in its charter)

Wyoming	0-52141	98-0440633
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

250 N. Robertson Blvd., Suite 427

Beverly Hills, California 90211

 (Address of principal executive offices)

(Zip Code)

(310) 858-1670

Registrant’s telephone number, including area code

(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On March 26, 2013, certain holders of our Convertible Notes issued in 2010, 2011 and 2012, (the “Notes”) elected to convert their outstanding Notes evidencing principal indebtedness of $1,140,000 in the aggregate. On completion of these conversions we (i) eliminated approximately 74% of all outstanding Cascade Technologies Corporation convertible notes; (2) converted the debt at $0.03 per share; (iii) issued 38,000,000 new shares of common stock (the "Conversion Shares"); (iv) concurrently also issued warrants ("Conversion Warrants") that allow our former holders of Notes the right to purchase 19 million shares at a strike price of $0.05 per share. We issued the Conversion Shares and the conversion warrants to the holders of the Notes in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. We are also making similar conversion terms available to the holders of our remaining four Notes (totaling $400,000). No assurance can be given that these Notes will be converted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cascade Technologies Corporation

/s/ Daniel L. Farkas
By:	Daniel L. Farkas
Title:	Chairman and CEO

Dated: May 8, 2013